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EXHIBIT 21
MATERIAL SUBSIDIARIES OF THE REGISTRANT

Subsidiary	State or Country of Incorporation	Percentage of Ownership
Advanced Enterprise Solutions, Inc.	Delaware	100
Banner Solutions Limited	United Kingdom	100
Knowledge Revolution, Inc.	California	100
MARC Analysis Research Corporation	California	100
MARC Overseas, Inc.	California	100
MSC Acquisition II Corp.	Delaware	100
MSC Brasil Software e Engenharia Ltda.	Brazil	100
MSC International Company	California	100
MSC.Software AS	Norway	100
MSC.Software Australia Pty Ltd.	Australia	51
MSC.Software B.V.	Netherlands	100
MSC.Software China (Hong Kong) Limited	Hong Kong	100
MSC.Software GmbH	Germany	100
MSC.Software Korea Corporation	Korea	51
MSC.Software Limited	United Kingdom	100
MSC.Software Ltd.	Japan	100
MSC.Software Partner Solutions GmbH	Germany	100
MSC.Software Partner Solutions S.A.R.L.	France	100
MSC.Software S.r.l.	Italy	100
MSC.Software s.r.o.	Czech Republic	100
MSC.Software SARL	France	100
MSC.Software Simulating Reality, S.A.	Spain	100
MSC.Software Sp. zo.o	Poland	100
PDA Engineering	California	100
PDA Engineering International	California	100
Tyra Technologies, Inc.	California	100

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EXHIBIT 21 MATERIAL SUBSIDIARIES OF THE REGISTRANT